UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Freeport-McMoRan Inc.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholders,

This supplement provides updated information with respect to the 2018 Annual Meeting of Stockholders of Freeport-McMoRan Inc. (the Annual Meeting) to be held on June 5, 2018.

It is with deep sadness that we inform you that Jon C. Madonna, a member of our Board of Directors since 2007, died on May 30, 2018 following a brief illness. Mr. Madonna served as Chairman of the Audit Committee and was a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board of Directors and management team wish to express their appreciation for Mr. Madonna’s service, advice and contributions to the company and its stockholders for over ten years.

In light of his death, Mr. Madonna, who was named as a nominee for re-election as a director in the proxy statement for the Annual Meeting sent or made available to our stockholders on or about April 24, 2018 (the Proxy Statement), is removed as a nominee. While pursuant to the procedures outlined in the Proxy Statement, the Board of Directors may nominate a substitute candidate for election, the Board does not anticipate selecting a replacement nominee prior to the Annual Meeting.

Any votes cast for Mr. Madonna will be disregarded and not be counted. It is not necessary for you to re-vote your shares if you have already voted or obtain a new proxy card if you have not yet voted. Any stockholder of record who may desire to re-vote or change a previously executed proxy may do so by following the procedures set forth in the Proxy Statement.

/s/ Gerald J. Ford
GERALD J. FORD Non-Executive Chairman of the Board June 1, 2018